Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

INVESTOR RELATIONS CONTACT:

Timothy Cope – (952) 449-7030

FOR IMMEDIATE RELEASE:

April 27, 2012

LAKES ENTERTAINMENT AWARDED MARYLAND VIDEO LOTTERY OPERATION LICENSE

MINNEAPOLIS –April 27, 2012–Lakes Entertainment, Inc. (“Lakes”) (NASDAQ:LACO) announced that its subsidiary, Evitts Resort, LLC (“Evitts”) has been awarded a video lottery operation license (“License”) for the Rocky Gap Lodge & Golf Resort in Cumberland, Maryland (“Rocky Gap”) by the State of Maryland Video Lottery Facility Location Commission (“Commission”). The unanimous decision to award the License to Evitts was made April 26, 2012, by the Commission. The License is contingent on certain approvals by the Maryland State Board of Public Works as well as Evitts obtaining construction financing.

Lakes Entertainment’s President and Chief Financial Officer, Tim Cope stated, “We are very pleased that we have been awarded the License for the Rocky Gap project by the State of Maryland Video Lottery Facility Location Commission. The award of the License is critical, however, the Maryland State Board of Public Works still needs to take final action to approve our purchase of the Rocky Gap Lodge and Resort from the Maryland Economic Development Corporation, and our ground lease for the property with the Maryland Department of Natural Resources before we can proceed with the project. The Board of Public Works currently plans to meet in June to review this transaction.”

Lakes Entertainment’s Chairman of the Board and CEO, Lyle Berman stated, “Our proposal for this project includes purchasing the existing four-diamond Rocky Gap Lodge & Golf Resort which includes a 215-room hotel, convention center, spa, two restaurants and the only Jack Nicklaus golf course in Maryland. We also plan to expand parking and initially construct approximately 50,000 square feet of new space. This new space is expected to open with a minimum of 850 video lottery terminals, a new restaurant and a live-entertainment bar.”

About Lakes Entertainment

Lakes Entertainment, Inc. currently has a management agreement with the Shingle Springs Band of Miwok Indians to manage the Red Hawk Casino. Lakes has an investment in Rock Ohio Ventures, LLC for their planned casino developments in Cincinnati and Cleveland, Ohio. Lakes’ subsidiary Evitts Resort, LLC, has been awarded a video lottery operation license for the Rocky Gap Lodge & Golf Resort in Cumberland, Maryland which is contingent on certain approvals by the Maryland State Board of Public Works as well as Evitts obtaining construction financing.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; and reliance on Lakes’ management. For more information, review the company’s filings with the Securities and Exchange Commission.

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